Exhibit 10.17

Rice Sales Agreement

Agreement No. [see attached schedule]

This Sales Agreement (hereafter the “Agreement”) is entered into by and between the parties listed below on [see attached schedule]:

Fujian Grand Farm Foods Development Co., Ltd., hereafter referred to as the “Seller”, a limited liability company established under the laws of the People’s Republic of China with registered address at No. 2089 East Hanhua Road, Guohuan Town, Hanjiang District, Putian City; and

AB InBev Brewery Co., Ltd. hereafter referred to as the “Buyer”, a limited liability company established under the laws of the People’s Republic of China with registered address at No. 660 Gongye Road, Hanjiang District, Putian City.

Whereas:

(1)
Seller is an enterprise engaged in the production and sale of long-shaped rice (hereafter the “Designated Product”), and warrants that it has obtained all necessary licenses and permits in connection with the production and sale of the Designated Product, including but not limited to government and industry licenses, permits and registrations, and has the full authority to execute this Agreement;

(2)
Buyer is an enterprise engaged in the manufacturing and sale of beer that desires to designate Seller as a supplier to supply the Designated Product to Buyer in accordance with this Agreement, and Seller desires to be the designated supplier of the Designated Product for Buyer.

Therefore, Seller and Buyer hereby enter into the following agreement for the Seller to supply the Designated Product to Buyer, on the principles of equality and free will:

1.	Product and Product Specification Standards

1.1	The Designated Product for purposes of this Agreement is late long-shaped rice or first crop rice, with harvest year of [see attached schedule], and with state-designated “above grade” quality.

1.2	Seller agrees to sell and Buyer agrees to buy the Designated Product pursuant to the terms and conditions under this Agreement. Seller is hereby appointed as a nonexclusive supplier of Buyer.

1.3
Seller guarantees that the Designated Product shall conform to the specifications and requirements set forth in Attachment 1, Standard, Requirement and Inspection of the Designated Product. Seller shall provide Buyer with the inspection or certificate documentation listed in Exhibit A prior to delivery of the Designated Product.

1.4
Seller shall be responsible for the packaging and shipping of the Designated Product, and warrants that such packaging and shipping shall conform to the standards described in Attachment 2, Packaging and Shipping Standards of the Designated Product.

1.5	Seller warrants to comply with labor law and to not engage in any illegal labor practices, especially the use of child labor.

2.	Quantity and Purchase Order

2.1	Buyer and Seller agree that the quantity of Designated Product under this Agreement shall be [see attached schedule] metric tons.

2.2
Seller understands that the quantity of Designated Product set forth in this Agreement is Buyer’s estimate of its requirement based on normal operating conditions, and that such estimate may vary based on changes to Buyer’s production. Actual requirements and delivery dates shall be set in Buyer’s purchase notice. Actual quantity and price shall be determined by quantity properly accepted. Payment calculations shall be based on quantity actually accepted. Changes to Buyer’s estimate shall not impact the purchase orders under this Agreement, and the parties will have duly considered this provision when determining the purchase price.

2.3
Buyer shall indicate the quantity of Designated Product and delivery time in the purchase order, a form of which is in Attachment 3, Purchase Order. Unless the purchase order states otherwise, any matter not addressed in the purchase order shall be governed by this Agreement.

2.4
Buyer’s purchase order shall be placed via facsimile or mail at least two days before the required shipping date. Seller shall supply the Designated Product according to Buyer’s purchase order unless Seller objects within 24 hours upon receipt of the purchase order (the date of receipt shall be determined in accordance of Section 12.4 of this Agreement). Seller shall confirm its receipt of Buyer’s purchase order by transmitting a stamped copy of the purchase order to Buyer, and in addition mailing the original to Buyer. Seller’s failure to object or to transmit or mail the purchase order shall not release Seller from the purchase order.

2.5
Prior to every delivery of the Designated Product, Seller shall provide Buyer with a delivery checklist and, in accordance with Schedule 1, the inspection or certificate documentation for the Designated Product.

3.	Delivery and Transfer of Title

3.1
The title of the Designated Product shall be transferred to Buyer after the Designated Product is delivered to Buyer’s location (see attached schedule), and Buyer’s preliminary inspection pursuant to Section 4.2 of this Agreement is complete. Unless Buyer indicates otherwise in the purchase order or other notice in writing, the delivery location shall be Buyer’s rice warehouse.

3.2	Seller shall bear all risks before the title of the Designated Product is transferred to Buyer. After the title is transferred to Buyer, Buyer shall bear all risks.

3.3
Seller warrants that no third party may claim any right to the Designated Product purchased by Buyer, and shall compensate Buyer for any loss caused by such third party claim against Designated Product which title has transferred to Buyer.

3.4
Seller shall deliver the Designated Product according to the time and place set in Buyer’s purchase order, and shall be subject to a daily penalty equal to 5% of the purchase price for the quantity of Designated Product not delivered until actual delivery.  If delivery is late for more than 2 days, Buyer shall have the right to cancel the purchase order and claim damage equal to 3% of the purchase order quantity cancelled. If Buyer’s cancellation due to the foregoing exceeds 30% of the quantity of Designated Product under this Agreement or 3 purchase orders, Buyer may terminate this Agreement or reduce the quantity to be supplied by Seller.

4.	Inspection and Acceptance

4.1
Buyer shall conduct a sampling inspection upon receipt of the Designated Product in accordance with the standards and requirements set forth in Schedule 1, and the result of such inspection shall be final.

4.2
Buyer shall conduct a preliminary inspection within 2 days after delivery of the Designated Product to the delivery location designated by Buyer. The preliminary inspection may include an inspection of the packaging and quantity of the Designated Product. If practicable, Buyer may also conduct further inspections afterward. Buyer shall conduct the sampling inspection within 15 days of the delivery of the Designated Product.

4.3
If Buyer discovers during preliminary inspection that the quantity of the Designated Product is less than the purchase order quantity, Buyer shall have the right to require Seller to deliver the deficient quantity immediately or reduce the purchase price. Subject to the foregoing, if the deficient quantity exceeds 10% of the purchase order quantity, Seller shall be subject to a penalty equal to 3% of the purchase price for the deficient quantity. If Buyer discovers during preliminary inspection that the quantity of the Designated Product exceeds the purchase order quantity, Buyer shall have the right to reject the excess quantity or accept same at the same price as when the purchase order was issued.

4.4
If Buyer discovers that the quality, packaging or delivery of the Designated Product does not satisfy the standards set forth in this Agreement (issues relating to quantity to be resolved per Section 4.3 above), Buyer shall have the right to (i) require Seller to deliver the same quantity of conforming Designated Product within a specific period of time, and pay a penalty equal to 5% of the purchase order amount and any other fees incurred by such delay, and Buyer may elect not to return the non-conforming Designated Product; or (ii) accept non-conforming Designated Product with a discount not to exceed 5% of total purchase price under this Agreement. Seller shall also compensate Buyer for any damage resulting from the non-conforming Designated Product.

4.5
Seller shall supply the Designated Product pursuant to the terms and conditions under this Agreement, and if quality or quantity does not conform to Buyer’s requirements, Buyer may, in addition to its other rights provided elsewhere in this Agreement, use the provisions relating to late delivery against Seller.

4.6
The period from the date of delivery to the completion of Buyer’s production shall be deemed the warranty period of the Designated Product, during which time Buyer has the right to monitor and inspect the quality of the Designated Product regardless of the result of the sampling inspection. Seller shall compensate Buyer for damages caused by any quality-related issues discovered during the warranty period.

4.7
Buyer shall notify Seller in writing of any quality-related issue discovered during the warranty period on the same day that such issue is discovered. Seller shall visit Buyer’s production site to inspect and verify such issue within 2 days of receipt of Buyer’s notice. The parties may submit any dispute regarding the quality-related issue to a competent authority to be mutually agreed upon at the cost of the party who raises the dispute. Seller’s failure to timely visit Buyer’s production site or refusal to submit the dispute to a competent authority shall be deemed Seller’s acceptance of Buyer’s claim regarding the quality-related issue.

4.8
Based upon Buyer’s inspection, if the quantity of Designated Product failing to conform to the standards and requirements under this Agreement exceeds 30% of the Designated Product designated under this Agreement or 3 purchase orders, Buyer may terminate this Agreement or reduce the quantity to be supplied by Seller.

5.	Price and Payment

5.1	Seller and Buyer agree that the reference price for the Designated Product under this Agreement shall be RMB [see attached schedule] per metric ton. The actual price shall be [see attached schedule].

5.2
The reference price above shall include packaging, delivery, insurance, tax (including value added tax) and all other costs prior to transfer of title. After delivery to warehouse designated by Buyer, Buyer shall be liable for any transportation and handling costs incurred thereafter.

5.3	Buyer shall pay in installments.

5.4	After 60 days from satisfying the conditions below, Buyer shall make payment within 15 days:

a.	The Designated Product is properly packaged and timely delivered in accordance with this Agreement and at the date and location in accordance with Buyer’s purchase order;

b.	Based on preliminary inspection, the Designated Product as delivered conforms to all standards and requirements required under this Agreement;

c.	Seller has provided Buyer with the invoice for the 13% value added tax; and

d.	Seller has provided Buyer with all documentation described in Attachment 1.

5.5	Buyer is subject to a daily late fee equivalent to 1.5% of the amount outstanding calculated from the 16th day after the due date.

5.6	Security Deposit. [see attached schedule]

6.	Intellectual Property

6.1
Seller warrants that the Designated Product produced, packaged, stored, delivered and sold under this Agreement shall be in compliance with all applicable international and domestic laws and regulations. The Designated Product shall not infringe on any third party’s rights, including but not limited to intellectual property rights. If the Designated Product infringes on any third party’s rights and as a result causes Buyer damage, Seller shall be liable to compensate Buyer for such damage.

6.2
All designs, drawings and trademarks provided by Buyer relating to the Designated Products and all improvements thereon are the intellectual property rights of Buyer (including copyrights, trademark rights, and trademark and patent application rights). Seller shall not use or permit others to use such intellectual property in any way after this Agreement is terminated.

6.3
Unless agreed to by the other party, no party shall use the name, brand name or trademark of the other party (including simplification or imitation  thereof) on any product, advertisement or in marketing activities.

7.	Confidentiality

7.1
Both parties to this Agreement agree to deem the following information as trade secret: any information disclosed by either party pursuant to this Agreement regarding products, brand names, services, suppliers, customers, or management, or any other information that is not known by the general public or outsiders, in wring or not in writing, memorialized in word, graphic, or electronic format (hereafter “Trade Secret”).

7.2	Both parties agree and warrant:

(1)	To use the Trade Secret disclosed by either party solely for the purpose of performing this Agreement;

(2)	To not duplicate, circulate or disclose by any means, in part or in whole, the other party’s Trade Secret without the prior written consent of the other party;

(3)
To take all possible and necessary measures to ensure that all personnel or subcontractor with access to the Trade Secret shall comply with this confidentiality provision, including executing confidentiality agreement with such parties containing similar confidentiality provision, provided that the party receiving the Trade Secret shall assume full liability for any breach of this provision ; and

(4)	to take all necessary measures to protect the confidentiality of the Trade Secret.

7.3	Both parties agree that Trade Secret shall not include:

(1)	Any information that is already in the public domain at the time of disclosure by either party, or that is later disclosed to the public not through the fault of the other party;

(2)	Any information known to the other party at the time either party is disclosing the information;

(3)	Any information received from a third party that is not obligated to keep such information confidential; and

(4)	Any information required to be disclosed by court order or other legally enforceable orders.

7.4
Upon the termination of this Agreement for any reason, either party shall keep confidential the Trade Secret of the other party as long as such information is not in the public domain or is not known by the general public or within the industry.

7.5
Upon the termination of this Agreement for any reason, regardless of whether or not all payment has been settled between the parties, either party shall return all Trade Secret of the other party and shall delete all records of such Trade Secret from its computers. No duplicates of the Trade Secret shall be retained.

8.	Insurance

During the term of this Agreement, Seller shall pay all insurances relating to the Designated Product, including product liability insurance, employer’s liability insurance, property insurance, etc.

9.	Term and Termination

9.1
This Agreement shall become effective upon execution by both parties. The term of the Agreement shall be [see attached schedule]. If the quantity under this Agreement is met before the Agreement termination date, the term of the Agreement shall end on the day that such quantity is met; otherwise, the Agreement shall terminate on the Agreement termination date.

9.2	Unless agreed otherwise, Buyer shall have the right to terminate this Agreement if Seller breaches this Agreement and fails to correct same within 15 days after Buyer’s written notice of such breach.

9.3
Either party may terminate this Agreement immediately upon giving a notice in writing to the other party if the other party’s business is suspended, dissolved, or rendered into proceedings of bankruptcy or receivership.

9.4
If there is a material change of Seller including but not limited to changes of shareholding, nominating rights of the legal representative or nominating rights of more than half of Seller’s directors, Seller shall notify Buyer within 15 days after such change. Buyer shall have the right to elect to terminate this Agreement within 7 days upon receipt of Seller’s notice. If Buyer elects to terminate this Agreement, Buyer shall have no liability with respect to such termination.

9.5
Other than due to force majeure or as provided under this Agreement, neither party may terminate this Agreement without the other party’s prior consent. Otherwise, the non-terminating party shall have the right to seek damage from the terminating party for breach of agreement and for any loss caused by the termination.

10.	Breach of Agreement

10.1
Any party who fails to perform its obligations under this Agreement shall be subject to a penalty equal to 20% of the total purchase price under this Agreement. Any party who fails to perform its obligations with respect to a purchase order shall be subject to a penalty equal to 20% of the purchase order amount. If the non-breaching party requires the breaching party to continue its performance, the breaching party shall perform accordingly and pay the above-described penalty to the non-breaching party.

10.2
A breaching party shall be liable for its breach. The non-breaching party may elect to claim damage from the breaching party and relieve the breaching party from further obligations; or require the breaching party to fulfill its obligations and compensate the non-breaching party for its loss.

10.3	Seller shall be fully liable for damages caused to a third party due to the defect of the Designated Product.

10.4
A party shall not be liable for its failure to perform due to force majeure. However, the party affected by force majeure shall provide the other party with proof of such within 15 days of its occurrence or conclusion. If the force majeure continues beyond 30 consecutive days, if the performance of this Agreement cannot be resume within 30 days after the force majeure ends, then either party has the right to terminate the Agreement without any liability for breach.

11.	Dispute Resolution

11.1
Any dispute arising from the performance of this Agreement shall be resolved through consultation between the parties. If no resolution can be reached within 30 days after the dispute is first raised in writing by any party, either party may submit such dispute to a court of law for resolution.

11.2	Buyer and Seller agree that any lawsuit relating to this Agreement shall be brought before the court of law at Buyer’s location.

12.	Miscellaneous

12.1	The attachments shall be deemed a part of this Agreement and shall have the same legal effect as this Agreement.

12.2	No party may transfer or assign its rights or duties under this Agreement to a third party without the prior written consent of the other party.

12.3
This Agreement, together with the attachments, shall constitute the agreements of the parties regarding the matters herein and shall supersede all prior oral or written agreements entered into by and between the parties, such other agreements having no further legal effect.

12.4	No amendment to this Agreement shall be effective unless made in a supplemental written agreement signed by both parties.

12.5	The titles of the Agreement and the sections therein are to facilitate their reading, and shall have no effect upon the provisions of this Agreement or the interpretation thereof.

12.6	This Agreement shall be executed into two duplicate originals with equal legal effect. Each party shall hold one duplicate original.

This Agreement is executed by the representatives of the parties below as of the date first written above.

Seller:                      Fujian Grand Farm Foods Development Co., Ltd. [seal]

Buyer:                      AB InBev Brewery Co., Ltd. [seal]

Schedule to Grain Food Purchase Contract
(per Instruction 2 of Item 601 of Regulation S-K)

Agreement No.	Agreement Date	Harvest Year	Quantity of Rice (mt)	Delivery Location	Reference Price (RMB)	Actual Price (RMB)	Security Deposit	Term
TX090306	3-6-2009	2008	8,000	No. 666 Gongye Road, Hanjian District	2,910	Based on market condition	Not applicable	5-1-2009 to 12-31-2009
TX1011	12-1-2009	2009	24,000	Putian or Putian No. 2 Warehouse	3,448 (plus RMB 10 per mt for delivery to Putian No. 2 Warehouse)	Except for major event, market condition will not affect this Agreement
Seller has remitted RMB 200,000 as good faith deposit during bidding for this Agreement, which shall now be deemed a security deposit against breach, and shall be returned to Seller upon full performance of this Agreement
								1-1-2010 to 12-31-2010
RM-RIC-1012-005	12-2-2010	2010	6500	No. 666 Gongye Road, Hanjian District	3,680	No change during the contract term	Not applicable	2-2-2011 to 3-31-2011